Exhibit 99.1

CONTACT:	Martin de Lauréal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

STEWART ENTERPRISES NAMES KENNETH BUDDE CEO; WILLIAM ROWE AGREES TO CONTINUE AS CHAIRMAN

Metairie, La., Sept. 22, 2004 ... Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that its board of directors has elected Kenneth C. Budde as president and chief executive officer following a comprehensive search by the board for a successor to William E. Rowe, who retired from the position in June. The Company also announced that Rowe has agreed to continue to serve as chairman of the board beyond his scheduled Oct. 31, 2004 retirement date.

In making the announcement, Rowe said, “The board determined that Ken’s proven leadership abilities, integrity, expertise in our industry and dedication to our company make him the best choice to lead Stewart Enterprises as CEO. He personifies the leadership qualities necessary to drive an organization like Stewart, including the vision to grow it further.”

Budde has been interim CEO of the Company since June. Before taking over as interim CEO, he served as the Company’s executive vice president and chief financial officer. He has been a member of the board of directors since 1998.

“I am honored to be asked to serve Stewart as CEO on a permanent basis and I look forward to the challenges ahead,” Budde said. “I am also delighted that Bill has agreed to continue to serve as board chairman. We both believe that our company offers the best possible services and products to our client families and that our organization is staffed by the most dedicated and compassionate people in the industry.”

Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 254 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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